Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2019, with respect to the combined financial statements of OSW Predecessor included in the Registration Statement (Form S-1) and related Prospectus of OneSpaWorld Holdings Limited for the registration of 68,504,911 common shares and 8,000,000 warrants.

/s/ Ernst & Young LLP

Miami, Florida

April 18, 2019